Exhibit 10.31

[Certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) is the type that the company treats as private or confidential.]

Distribution and Supply Agreement

This Distribution and Supply Agreement is entered into as of March 28, 2025 (the “Effective Date”) by and between Sonoma Pharmaceuticals, Inc., a Delaware corporation having a place of business at 5445 Conestoga Court, Suite 150, Boulder, Colorado 80301 (“Supplier”) and Phase One Health, LLC, a Tennessee limited liability company having a place of business at 2815 Brick Church Pike, Nashville, Tennessee 37207 (“Distributor”).

Whereas, Supplier manufactures certain products based on the Proprietary Rights (as such term is defined below) and subject to the Label Claims as approved by the Government Authorities, which it is willing to supply to Distributor on the terms and subject to the conditions of this Agreement;

Whereas, as between Distributor and Supplier, all right, title and interest in and to Supplier’s Proprietary Rights (as such term is defined below) related to the Products and Supplier’s business remains with Supplier.

Whereas, Distributor wishes to obtain from Supplier rights to distribute the Products in the Territory through the Channels (as such term is defined below);

Now, Therefore, in consideration of the foregoing premises and the mutual promises and covenants set forth below, the Parties mutually agree as follows:

1.	Definitions.

“Affiliate” means, with respect to any person or entity (a) any other person or corporation directly or indirectly controlling, controlled by, or under common control with a Party to this Agreement, or (b) any partnership, joint venture or other entity directly or indirectly controlled by, controlling, or under common control with, a Party to this Agreement but in each case only for so long as such ownership or control shall continue. For purposes of this definition, the term “control” as applied to any person or entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that person or entity, whether through ownership of voting securities or otherwise.

“Agreement” means this Distribution and Supply Agreement, as amended from time to time by both parties.

“Business Day” means a day (excluding Saturdays, Sundays and public holidays) on which banks are generally open for business in the United States of America for the transaction of normal banking business.

“Channels” means healthcare professionals, hospitals, pharmacies, wound care centers, and plastic surgery centers.

“Distribution Rights” shall have the meaning assigned to it under Section 2.1 of this Agreement.

“Effective Date” has the meaning ascribed thereto in the preamble.

“Field” means all fields and uses permitted under the applicable approved 510(k) preclearance submission, including without limitation the cleansing, irrigation, moistening, debridement and removal of foreign material and debris from exudating wounds, acute and chronic dermal lesions including stage I-IV pressure ulcers, stasis ulcers, diabetic ulcers, post-surgical wounds, first- and second-degree burns, abrasions, minor irritations of the skin, diabetic foot ulcers, ingrown toe nails, grafted/donor sites and exit sites, moistening and lubrication of wound dressings, and use with devices intended to irrigate wounds.

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“Government Authority” means any federal, state, foreign, or other public authority, exercising governmental powers and having jurisdiction in connection with this Agreement; and all statutes, laws, ordinances, regulations, orders, decrees, permits, licenses, approvals, writs, process and rules issued thereby that may operate in connection with this Agreement in the Territory.

“Initial Term” shall have the meaning set forth in Section 10.1.

“Label Claims” means the label claims obtained for a Product and instructions for use as approved by the Government Authority or the Food and Drug Administration.

“Marketing Authorization” means the permit, authorization and/or license for the Products issued by the relevant health authorities in the Territory, the underlying applications thereto, and any supplements and amendments to such Government Authorizations that authorize the holder of such license to market and sell the Products in the Territory.

“Party” shall mean each of Supplier and Distributor.

“Permitted Use” means use in accordance with applicable Label Claims.

“Patents” means the patent(s) owned by Supplier.

“Patent Applications” means the patent application(s) filed by Supplier.

“Proprietary Rights” means the Trade Names, Trademark(s), Trademark Application(s), Patent(s), Patent Application(s), copyrights, trade secret rights and all other intellectual and industrial property rights of any sort related to a Party’s products or business.

“Product” means the hypochlorous-acid based products, in the volumes and packaging specified on Attachment A of this Agreement. The Parties agree that they may, from time to time and by mutual written agreement, include new Products in such Attachment A; provided, however, that pricing must be agreed to by the Parties before adding any new Product to such Attachment A.

“Purchase Price” shall have the meaning assigned to it under Section 4.2 of this Agreement.

“Recall” shall have the meaning assigned to it under Section 7.3 of this Agreement.

“Subdistributor” means any third party appointed to act for Distributor in promoting, marketing, selling and distributing the Products in the Territory for the Permitted Use as permitted under Section 2.2 hereof.

“Term” means the Initial Term and any extension thereof pursuant to Section 10.1 hereof.

“Territory” means the United States. The Parties will engage in good faith discussions to mutually expand the Territory to include other countries, subject to the Sonoma’s existing distribution agreements. Any expansion of the Territory must be mutually agreed in writing.

“Trademark(s)” means the trademark application(s) filed by a Party, any derivatives thereof, any other symbols related to a Party’s products and all goodwill associated therewith.

“Trade Names” means any name under which a Party markets a product or service or that a Party uses in connection with its business.

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2.	Distribution Rights and Limitations.

2.1 Distribution Rights. On the terms and subject to the conditions of this Agreement, Supplier hereby appoints Distributor, and Distributor hereby accepts appointment as Supplier’s distributor of the Products through the Channels in the Field in the Territory for sale for the Permitted Use in accordance with the terms of this Agreement (the “Distribution Rights”). Distributor may promote Products on its company website, however, Distributor may not promote, sell or distribute Products on third-party operated websites (e.g. Amazon). Distributor shall not have any right to, and shall not, promote, market, import, offer for sale, sell and/or distribute or use any Products outside of the Channels, outside of the Field or outside of the Territory or for any use outside of the Permitted Use.

2.2 Limitation on Rights. The Distribution Rights are limited to, and may be exercised by Distributor and/or its permitted Subdistributor, solely for the purpose of promoting, marketing, importing, offering for sale, selling and/or distributing the Products for the Permitted Use, through the Channels, in the Field, in the Territory. Distributor shall have no right to distribute or sell Products outside the Channels. Distributor and any Subdistributor shall not have any right to and shall not promote, import, export, market, offer for sale, sell or distribute any Products outside of the Channels or outside of the Territory or for any use other than the Permitted Use. Distributor may appoint Subdistributors, but only pursuant to written agreements with third parties reasonably acceptable to Supplier, which agreements shall contain obligations of the third party materially similar to the obligations of Distributor hereunder, and no less favorable to Supplier’s rights than the provisions contained in this Agreement. Any Subdistributor shall be subject to Supplier’s prior written approval which may be withdrawn in the event Subdistributor breaches any term of this Agreement. Distributor shall be liable to Supplier for acts or omissions of any Subdistributor not in conformity with the terms of this Agreement or any agreement between Distributor and any Subdistributor.

2.3 Non-Exclusive. Nothing in this Agreement shall mean (a) that Distributor is the exclusive distributor of the Products on behalf of Supplier, or (b) that Supplier is the exclusive source of hypochlorous acid-based products for Distributor, provided that Distributor shall not source the Products set forth on Attachment A from another party during the Term of this Agreement. Subject to the provisions set forth in Section 3.1 and 3.3, Distributor shall not be required to purchase any monthly minimum amount of Products or pay any monthly minimum to Supplier.

3.	Purchase Orders and Delivery.

3.1 Forecast. Within five (5) days after the Effective Date, and on the first day of each quarter, Distributor shall provide Supplier with a written non-binding rolling forecast, by month and by Product, of the quantities of Products Distributor expects Supplier to ship to Distributor for each month covered by the forecast.

3.2 Terms and Conditions. Purchase Orders by Distributor shall be subject to acceptance by Supplier at Boulder, Colorado, or such other place(s) as may be designated by Supplier. Except as modified by this Agreement, all Purchase Orders shall be accepted subject to (a) minimum purchase quantities specified in Attachment A, and (b) to the terms and conditions of Supplier’s Terms and Conditions of Sale (“General Terms and Conditions”), a copy of which is attached hereto as Attachment B and incorporated herein by reference. In the event of any inconsistency between the General Terms and Conditions and any provision of this Agreement, this Agreement shall be controlling.

3.3 Purchase Orders. Distributor shall submit to Supplier firm purchase orders for Products in writing (each, a “Purchase Order”) at least [__________] ([______]) calendar days before the delivery date requested by Distributor. Unless agreed to by Supplier, such quantity orders shall not be materially different from the quantities in Distributor’s forecast provided to Supplier pursuant to Section 3.1 above.

3.3.1 Each Purchase Order shall specify (i) Distributor’s order number; the quantity ordered per Product (the “Order Line Item”), (iii) the applicable purchase price per Order Line Item or a clear reference to the applicable price under this Agreement, and (iv) requested delivery date, which shall be at least [__________] ([______]) days after the date the Supplier receives the Purchase Order.

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3.3.2 Each Purchase Order shall be subject to acceptance by Supplier. Upon receipt of any Purchase Order from Distributor, Supplier shall promptly (but in any event no later than [____] business days) notify Distributor in writing of its acceptance or rejection of the Purchase Order and, if rejected, of the reasons for its rejection.

3.3.3 Any Purchase Order submitted by Distributor and accepted by Supplier in writing shall be binding upon the Parties and may not be modified, rescinded or cancelled by either Party without the prior written consent of the other Party.

3.4 Shipment. Subject to the terms and conditions of this Agreement, Supplier shall use commercially reasonable efforts to fill (by full or partial shipment) Distributor’s orders for Products for the Territory. Distributor shall use its best efforts to purchase from Supplier at least the number of units that equals a full truck load, approximately 13,000-20,000 units depending on size. Shipping terms are F.O.B. from Supplier’s facility in Zapopan, Mexico.

3.5 Packaging and Labeling. Supplier shall be responsible for all packaging and labeling of Products purchased under the Agreement. Distributor shall not modify, alter, remove, or add to, or authorize Subdistributor or other third party to modify, alter, remove or add to, any labeling of any Product without the prior written consent of Supplier. Supplier shall have the right to modify the Product packaging and labeling at any time, including, without limitation, to address modifications required or suggested by the relevant Government Authority issuing the Market Authorization; except that Supplier shall not modify the presentation of Distributor Trademarks or Trade Names appearing on the packaging unless so authorized by Distributor.

3.6 Residual Shelf Life. The Product supplied to the Distributor shall have a residual shelf life at the time of dispatch of [___]% of the maximum shelf life for the Product.

3.7 Storage, Handling. Supplier has provided to Distributor all required shipping, storage and handling conditions for each Product, and Distributor shall comply with all such requirements.

4.	Pricing and Payment.

4.1 Labeling and Onboarding Fees. Distributor shall pay Supplier a non-refundable labeling fee of $[________________] per Product prior to the initial Purchase Order for such Product. Labelling fees for the PhaseOne Skin and Wound Cleanser 40mL and 8 oz Products are due upon execution of this Agreement. With respect to the 450 mL Product, Distributor shall pay Supplier an additional one-time non-refundable onboarding fee of $[________________], payable in three tranches: $[________________] upon execution of this Agreement, $[________________] due [__________] ([______]) days from execution of this Agreement, and $[________________] due [__________] ([______]) days from execution of this Agreement. Distributor shall pay Supplier $[________________] for each proprietary name required to be registered with the U.S. Food and Drug Administration, with the initial $[________________] for the PhaseOne name due upon execution of the Agreement; furthermore, the Parties shall proceed with registering the OMNIPHASE and NEUTROPHASE names at a mutually agreeable time. If Distributor requests any changes to labeling or packaging of the Product or the Marketing Authorization, Supplier may charge additional fees to cover any such costs and expenses.

4.2 Purchase Price. The current purchase price for each Product (“Purchase Price”) is set forth on Attachment A.

4.3 Purchase Price Changes. Supplier will notify Distributor before raising the Purchase Prices, but Supplier shall have the right to increase Purchase Prices of Products [_____________________________________].

4.4 Invoicing. Supplier shall invoice Distributor for Products on the date Supplier ships Products. Supplier shall invoice Distributor directly for all shipments by Supplier to any Subdistributor made at Distributor’s request. Supplier’s invoices are due and payable in U.S. Dollars within [__________] ([______]) days after the date of Supplier’s invoice in accordance with the General Terms and Conditions, without deduction, suspension or set-off for any reason whatsoever. Distributor shall notify Supplier of any disputed amount within [__________] ([______]) days after the date of Supplier’s invoice, and any such dispute shall be addressed by the Parties without being subject to Section 4.5. In the event of non-payment or late payments, Supplier reserves the right to change its payment terms or terminate this Agreement. In the event Supplier elects to change its payment terms, it will notify Distributor in writing.

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4.5 Any undisputed balance remaining unpaid after the due date may be subject to a service charge of [_____]% per month until paid, but in no event shall such charge exceed the rate permitted by applicable law. Distributor’s failure to make undisputed payments within sixty (60) days of the date of invoice shall be deemed a material breach and default of this Agreement. If legal action or collection proceedings are necessary to enforce Distributor’s undisputed payment obligations, Distributor shall be liable for Supplier’s reasonable and necessary costs relating to invoice collection, including, all court costs, filing fees and attorney’s fees.

5.	Marketing and Sales.

5.1 Marketing. Distributor agrees to use all commercially reasonable efforts to successfully promote and sell Products for the Permitted Use in the Field in the Territory in accordance with the Marketing Authorizations on a continuing basis. During the Term, Distributor agrees not to promote, market, distribute or sell any products that are competitive with the Products.

5.2 Compliance with Laws. Each Party agrees to ascertain and materially comply with all applicable laws and regulations and standards of industry or professional conduct in connection with the manufacture, use, marketing, offer for sale, sale, distribution and promotion of the Products, including, without limitation, those applicable to exportation, importation, product claims, labeling, approvals, registrations and notifications.

5.3 Compliance with Label Claims, Etc. Distributor agrees to market the Products consistent with all applicable Label Claims. Distributor shall not, and shall cause its Affiliates not, to make any representations or warranties relating to the Products except for those approved by Supplier or on the label. Distributor agrees not to make, and agrees to cause its Subdistributors not to make, any representation or warranty, whether oral or in writing, regarding the Products that is not consistent with the Label Claims authorized for the Product in the Field in the Territory. Distributor will receive approval from the supplier of all claims and language used to describe the product. To the extent Distributor uses language, claims or other artwork or communications that have not been approved in writing by the Supplier, Distributor will be solely responsible for any and all recalls, damages, or expenses resulting from use of such language, claims and/or communications.

5.4 Marketing Materials. Distributor shall supply all sales and marketing material in the Territory at its sole expense and, upon Supplier’s request, shall obtain Supplier’s written approval before using any such material. Supplier shall not unreasonably withhold or delay this approval. Use of Supplier’s name on Distributor’s website or social media pages shall remain subject to Supplier’s approval at any time. Should Supplier determine, in its own discretion, that the use of Supplier’s name by Distributor is misleading or harmful to Supplier’s brand reputation, Distributor shall take necessary steps to remove or modify such references to Supplier’s name to Supplier’s satisfaction. Supplier shall supply Distributor, as reasonably requested from time to time, with information required in order to prepare sales and marketing materials. Supplier will support the Distributor with a reasonable quantity of samples, brochures or additional marketing and/or promotional materials.

5.5 Government Contracts. Distributor shall not resell Products to any Governmental Authority or its respective agencies without express written approval from Supplier, other than to VA or publicly-owned hospitals. Unless otherwise separately agreed to in writing between Supplier and Distributor, no provisions required in any US government contract or subcontract related thereto shall be a part of this Agreement, imposed on or binding on Supplier, and this Agreement is not deemed an acceptance of any government provisions that may be included or referenced in Distributor’s request for quotation, Purchase Order, or any other document.

6.	Intellectual Property.

6.1 No Rights to Intellectual Property. Unless otherwise expressly set forth in this Section, this Agreement shall not be interpreted or construed to transfer, assign, license or grant to a Party or any third party any right to or under any patent, trade secret, trademark, trade name or other intellectual property right of the other Party.

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6.2 Identification of Supplier Rights. Distributor shall properly identify and accurately describe all Products as products of Supplier. Distributor shall not alter, remove, deface or obscure any notice of any Proprietary Right of Supplier that appears on any Product and shall not add to any Product any other trade name, trademark or notice of any other person or entity without the prior written consent of Supplier. Distributor shall not rebottle or repackage any Product.

6.3 No Use of Supplier Trade Names and Trademarks. Neither Distributor nor any Distributor Affiliate or Subdistributor shall, either during the Term nor after expiration, termination or dissolution of this Agreement, use a company name (whether in its charter documents or otherwise) that includes the element “Oculus” , “Sonoma” and / or Microcyn® (technology) or any other Trademark or Trade Name of Supplier (collectively, “Supplier Marks”) that is similar to or could be confused with any Supplier Mark. Neither Distributor nor any Subdistributor is authorized to license or permit any third party to use a name or trademark which includes a Supplier Mark or any word or words that is similar to, could be confused with, or is disparaging of any Supplier Mark. Distributor may use the name Microcyn® technology in marketing materials following Supplier’s review and approval pursuant to Section 5.4.

6.4 Distributor Trade Names and Trademarks. Supplier may print and use the Trademarks and Trade Names of Distributor (including PHASE ONE®, OMNIPHASE®, and NEUTROPHASE®) (collectively the “Distributor Marks”) solely in connection with the manufacture of the Products and/or product packaging for sale to Distributor (or Distributor’s Subdistributors) under this Agreement. Aside from such license, neither Supplier nor any Supplier Affiliate shall, either during the Term nor after expiration, termination or dissolution of this Agreement, use the Distributor Marks, or any trademark or trade name that is similar to or likely to cause confusion with any of the Distributor Marks. Supplier is not authorized to license or permit any third party to use the Distributor Marks, or any trademark or trade name that is similar to or likely to cause confusion with any of the Distributor Marks.

6.5 Protection of Proprietary Rights. Each Party shall comply with all directives issued by the other Party respecting the use or protection of the other Party’s Proprietary Rights and shall not use or suffer the use of any of the same in any manner which contravenes the other Party’s directives or which otherwise may, in the other Party’s opinion, tend to lessen the value thereof, or impair the goodwill or reputation of the other Party, of any Affiliate of the other Party, and/or of its respective products and/or services. Without limiting the foregoing, Distributor shall further refrain from reverse engineering or otherwise attempting to discern the trade secret information of the Product, nor will Distributor permit any third party to do any of the foregoing.

6.6 Assistance with Intellectual Property Matters. Each Party, if requested by the other Party, shall assist the other Party in registering or otherwise protecting the other Party’s Proprietary Rights within the Territory, all strictly in the other Party’s name and for the other Party’s benefit. Such assistance shall be at the requesting Party’s expense for out-of-pocket costs.

6.7 Notice of Infringement. Each Party shall immediately notify the other Party of any infringement, misuse, misappropriation, tort, unfair competition, passing off or violation relating to any Proprietary Right of the other Party that comes to the notifying Party’s attention. In the event of any such infringement, misuse, misappropriation, tort, unfair competition, passing off or violation relating to the activities of one of the Parties or a Party’s Affiliates, that Party shall take all steps reasonably requested by the other Party to terminate any such infringement, misuse, misappropriation, tort, unfair competition, passing off or violation.

6.8 Proceedings. Each Party shall have exclusive control over the commencement, prosecution and settlement of any legal proceeding with respect to any infringement, misuse, misappropriation, tort, unfair competition, passing off or violation relating to any patent, trade secret, trademark, trade name or other Proprietary Rights of that Party. In connection with any such legal proceeding, the other Party shall provide such assistance related to such proceeding as the owning Party may reasonably request; provided that the owning Party shall reimburse the expenses reasonably incurred by the other Party in providing such assistance in accordance with the owning Party’s request for the same. Neither Party shall have any right to commence, prosecute or settle any legal proceeding with respect to any infringement, misuse, misappropriation, act of tort, unfair competition, passing off or violation relating to any Proprietary Rights of the other Party.

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7.	Non-Conformities and Recall.

7.1 Non-Conformities. Upon delivery of the Products, Distributor shall inspect the Products and shall notify the Supplier promptly, and no later than ten (10) Business Days after the delivery date, by email or written communication delivered as provided herein, of any shortages or non-conformity of the delivered Products apparent from a visual inspection. Distributor shall include supporting evidence and documents reasonably acceptable to Supplier to support any such shortages or nonconformities. With respect to shortages or nonconformity discoverable by way of visual inspection, the Product shall be deemed to have been delivered in good saleable condition after expiry of said ten (10) Business Day period after the delivery date to Distributor.

Upon request of Supplier, Distributor shall make available to Supplier samples of the Products which Distributor believes to be defective. In case of non-conformity to the Marketing Authorization(s) of any quantity of the Product delivered pursuant hereto, Supplier shall replace, at its expense, the quantities concerned within twenty (20) Business Days from receipt of the relevant notice and supporting documentation from Distributor.

7.2 Traceability and Complaints.

7.2.1 During the Term, and for a period of 5 (five) years after the end of the Term, Distributor shall keep and maintain records of all sales and other distributions of Products made by Distributor or its Subdistributors sufficient to effectively, efficiently and economically implement any Recall or investigation of any Product, but at a minimum containing information about:

(i)	Product description;

(ii)	Customer identification (name and location); and

(iii)	Shipping date.

All complaints received by Distributor shall be communicated to Supplier within two (2) Business Days. All traceability information accompanied by the complaint shall be made available to Supplier.

7.2.2 Upon Supplier’s request, Distributor shall make such records available to Supplier and otherwise cooperate as reasonably required to effectively, efficiently and economically implement any Recall or investigation.

7.3 Recalls. The Parties shall cooperate fully with one another in any of the following events involving a recall of Product resulting in a market withdrawal covered by this Agreement, including any correction, post-sale warning or mailing of information (a “Recall”):

7.3.1 A Recall is requested or ordered by Government Authority issued due to the Products not meeting the Label Claims or manufacturing related issues or Supplier requests a Recall for Product quality or manufacturing related issues;

7.3.2 A Recall is requested or ordered by a Government Authority issued due to off-Label promotion, illegal marketing or misrepresentation of Product quality; and

7.3.3 Any Recall other than those specified in Sections 7.3.1 and 7.3.2 above.

Each Party shall inform the other Party in writing on a reasonably timely basis in light of the events concerning any Product related issues that have the potential to result in a Recall in the Territory or elsewhere if impacting this Agreement. Supplier and Distributor and its Subdistributors shall further cooperate with one another using reasonable efforts and acting in good faith in conducting a Recall. The Parties will provide reasonable assistance to each other to investigate the root cause(s) related to a Recall subject to this Agreement.

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The out-of-pocket costs and expenses incurred in connection with a Recall under subsection 7.3.1 shall be borne by Supplier; the out-of-pocket costs and expenses incurred in connection with a Recall under subsection 7.3.2 shall be borne by Distributor; the out-of-pocket costs and expenses incurred in connection with a Recall under subsection (7.3.3) shall be borne by Supplier and Distributor on a 50%-50% basis.

8.	Confidentiality.

8.1 Confidential Information. All information disclosed or exchanged by the Parties under this Agreement, including all intellectual property related to the Products, shall constitute confidential information of the disclosing Party (the “Confidential Information”). Each Party agrees (i) to hold the other Party’s Confidential Information in confidence and to take all reasonable precautions to protect such Confidential Information (including, without limitation, all precautions each Party employs with respect to its confidential materials, but in no case less than reasonable care), (ii) not to disclose such Confidential Information other than to its employees and agents who need to know such information and who are informed of the confidential nature of such information and bound by confidentiality and non-use obligations regarding such information, (iii) not to divulge any such Confidential Information or any information derived therefrom to any third person; provided, however, that if disclosure is required by a competent Government Authority, prior to such disclosure, the receiving Party shall give prompt written to the disclosing Party sufficient to allow the disclosing Party the opportunity to pursue its legal and equitable remedies regarding such potential disclosure, and the receiving Party shall (A) assert the confidential nature of the Confidential Information to the Government Authority; (B) seek an appropriate protective order and/or narrow the scope of such order to only that portion of the Confidential Information which is required by law to be disclosed; (C) use its reasonable best efforts to obtain confidential treatment for any Confidential Information that is so disclosed; and (D) cooperate fully with the disclosing Party in protecting such disclosure; and (iv) not to remove or export from the United States and/or the Territory or re-export any such Confidential Information or any direct product thereof (e.g., Products by whomever made) unless expressly consented to in writing by the other Party and except in compliance with all licenses and approvals required under applicable local and foreign export laws and regulations. Any employee given access to any such Confidential Information must have a legitimate “need to know” and shall be similarly bound in writing. Without granting any right or license, the Parties agree that the foregoing sub-sections (i), (ii), (iii) and (iv) shall not apply with respect to information the other Party can document (W) is in or (through no improper action or inaction by the other Party, agent or employee enters) the public domain, or (X) was rightfully in its possession or known by it prior to receipt from the disclosing Party, or (Y) was rightfully disclosed to it by another person without a duty of confidentiality owed to the other Party, or (Z) was independently developed by it, by persons without access to such information and without use of any information of the other Party. Each Party must promptly notify the other Party of any information it believes comes within any circumstance listed in the immediately preceding sentence and will bear the burden of proving the existence of any such circumstance by clear and convincing evidence including contemporaneous written records. The Parties’ obligations under this Section 8 shall terminate five (5) years after the termination or expiration of this Agreement. Distributor shall use the Confidential Information solely to promote, distribute, and sell the Product through the Channels for the Permitted Use in the Field in the Territory.

8.2 Return of Confidential Information. Immediately upon termination of this Agreement, at the written request of Supplier, Distributor will turn over, or shall cause to have turned over, to Supplier all Confidential Information received from the other Party and all documents or media containing any such Confidential Information, and any and all copies or extracts thereof.

8.3 Remedies; Equitable Relief. The Parties acknowledge and agree that due to the unique nature of their Confidential Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow the non-breaching Party or third parties to unfairly compete with the non-breaching Party resulting in irreparable harm to the non-breaching Party, and therefore, that upon any such breach or any threat thereof, the non-breaching Party shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law and to be indemnified by the breaching Party from any damages and expenses (including reasonable and documented attorney’s fees), in connection with any breach or enforcement of each Party’s obligations hereunder or the unauthorized use or release of any such Confidential Information. Each Party will notify the other in writing immediately upon the occurrence of any such unauthorized release or other breach. Any breach of this Section 8 will constitute a material breach of this Agreement.

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9.	Representations, Warranties, Indemnification and Insurance.

9.1 Supplier’s Representations. Supplier hereby represents and warrants the following:

(a) It is a corporation duly organized, validly existing and in good standing under the laws of Delaware;

(b) It has the legal power and authority to enter into and be bound by the terms and conditions of this Agreement and to perform its obligations under this Agreement;

(c) It has taken all necessary action to authorize the execution and delivery of this Agreement. This Agreement has been duly executed and delivered on behalf of it and constitutes a legal, valid, binding obligation, enforceable against it in accordance with its terms;

(d) It is not subject to any legal, contractual or other restrictions, limitations or conditions which conflict with its rights and obligations under this Agreement or which might affect adversely its ability to perform under this Agreement;

(e) To the best of its knowledge, there are no investigations, adverse third party allegations, claims or actions against it, including any proceedings or any pending or threatened action against it by or before any Government Authority, relating to the Product;

(f) The execution and delivery of this Agreement will not (i) violate Supplier’s charter documents or other organizational document, (ii) conflict with or result in a violation or breach of, or constitute a default under, any contract, agreement or instrument to which it is a party or by which it is bound, or (iii) violate or conflict with any law, rule, regulation, judgment, order or decree of any court applicable to it; and

(g) Supplier represents and warrants that all Product will be manufactured in accordance with good manufacturing practices and when supplied will comply with the Label Claims.

9.2 Distributor’s Representations. Distributor hereby represents and warrants the following:

(a) It is a limited liability company duly organized, validly existing and in good standing under the laws of Tennessee;

(b) Its legal representative is empowered with the necessary sufficient authority to bind the Distributor under the terms hereof;

(c) Distributor has taken all necessary action on its part to authorize the execution and delivery of this Agreement. This Agreement has been duly executed and delivered on behalf of Distributor and constitutes a legal, valid, binding obligation, enforceable against Distributor in accordance with its terms;

(d) Distributor is not subject to any legal, contractual or other restrictions, limitations or conditions that conflict with its rights and obligations under this Agreement or that might affect adversely its ability to perform under this Agreement;

(e) To the best of its knowledge, there are no investigations, adverse third party allegations, claims or actions against it, including any proceedings or any pending or threatened action against it by any Governmental Authority that may limit or in any manner affect the compliance by Distributor of the obligations undertaken hereunder;

(f) The execution and delivery of this Agreement will not (i) violate the charter documents or other organizational documents of Distributor, (ii) conflict with or result in a violation or breach of, or constitute a default under, any contract, agreement or instrument to which Distributor is a party or by which it is bound, or (iii) violate or conflict with any law, rule, regulation, judgment, order or decree of any court applicable to Distributor;

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(g) As of the Effective Date, there are no claims pending or, to Distributor’s knowledge, threatened against Distributor or any of its Affiliates or Subdistributors by any third party, which might affect adversely its ability to perform under this Agreement. Distributor represents that it has not been notified of, nor does have knowledge of, any circumstances or set of circumstances that would put Distributor in any such situation;

(h) Distributor represents and warrants that the Product will be used, promoted, marketed, imported, offered for sale, sold and/or distributed in accordance with good practices and in material compliance with applicable law and Marketing Authorizations; and

(i) Distributor represents and warrants that it owns all right, title, and interest in and to the Distributor Marks.

9.3	Mutual Representations.

9.3.1 The Parties understand and agree to comply with the U.S. Foreign Corrupt Practices Act, as revised, which prohibits the promise, payment or giving of anything of value, either directly or indirectly, to any government official for the purpose of obtaining or retaining business or any improper advantage. For purposes of this Section, “government official” means:

(a)any official, officer, representative, or employee of any non-U.S. government department, agency or instrumentality (including any government-owned or controlled commercial enterprise), or

(b)any official of a public international organization or political party or candidate for political office.

The Parties shall furthermore ensure that their Affiliates that have rights or obligations under this Agreement understand and agree to comply with the U.S. Foreign Corrupt Practices Act, as revised with regard to activities performed under this Agreement.

9.3.2 The Parties, their Affiliates and their shareholders are not engaged in or in any manner whatsoever related to illegal or illicit acts or activities and the financial resources used for the compliance of the obligations undertaken hereunder derive from legal activities and sources. The Parties further represent that they are in full compliance with all applicable laws, rules and regulations that are applicable to their activities.

9.4 Supplier Indemnification. Supplier hereby agrees to defend, hold harmless and indemnify Distributor and its agents, directors, officers and employees from and against any liability or loss or liability for any and all judgments, claims, causes of action, suits, proceedings, losses, damages, demands, fees, expenses, fines, penalties or costs (including reasonable attorney’s fees, costs and disbursements) resulting from suits, claims, actions and demands, in each case brought by a third party arising out of: (a) a breach of any of Supplier’s representations and warranties under Section 9.1 or 9.3 or of any warranty contained in the General Terms and Conditions, (b) any bodily harm or death caused by defects in materials or workmanship of Products, or on-label use of the Product, or (c) infringement, misuse, misappropriation, tort, unfair competition, passing off or violation by Supplier’s Products or Supplier Marks of any patent, trade secret, trademark, trade name or other intellectual property right of any third party.

9.5 Distributor Indemnification. Distributor hereby agrees to defend, hold harmless and indemnify Supplier, its Affiliates, and their respective agents, directors, officers and employees from and against any liability or loss or liability for any and all judgments, claims, causes of actions, suits proceedings, losses, damages, demands, fees, expenses, fines, penalties or costs (including reasonable attorney’s fees, costs, and disbursements), resulting from suits, claims, actions and demands, in each case brought by a third-party arising out of: (a) any breach of Distributor’s obligations under this Agreement, (b) a breach of any of Distributor’s representations and warranties under Section 9.2 or 9.3, (c) Product claims, representations or warranties, whether written or oral, made or alleged to be made by Distributor, Distributor’s Subdistributor or any of their respective agents of in advertising, publicity, promotion or sale of any Product where such product claims, representations or warranties were not provided by or approved by Supplier or are inconsistent with the Label Claims, (d) any infringement, misuse, misappropriation or violation of any intellectual property right of any third party by any trademark or trade name used by Distributor or any of its Subdistributors or agents, (e) off-label promotion, marketing sale or distribution of the Products and any bodily harm or death caused by the off-label promotion, marketing, sale or distribution of the Product by Distributor, or (f) negligent handling by Distributor or any its Subdistributors or their respective agents.

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9.6 Insurance. Each Party agrees to maintain general commercial and product liability insurance consistent with industry standards for a product of this nature. Distributor shall provide Supplier with evidence of such coverage upon written request.

9.7 Warranties Disclaimer; Non-Reliance. EXCEPT FOR THE LIMITED EXPRESS WARRANTIES DESCRIBED IN SECTION 9.1, (A) NEITHER SUPPLIER NOR ANY PERSON ON SUPPLIER’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, INCLUDING ANY WARRANTIES OF: (i) MERCHANTABILITY; OR (ii) FITNESS FOR A PARTICULAR PURPOSE; OR (iii) TITLE; OR (iv) NON-INFRINGEMENT WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) DISTRIBUTOR ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY MADE BY SUPPLIER, OR ANY OTHER PERSON ON SUPPLIER’S BEHALF, EXCEPT AS SPECIFICALLY DESCRIBED IN SECTION 9.1 OF THIS AGREEMENT.

10.	Term and Termination.

10.1 Term. The initial term of this Agreement shall be two (2) years from its Effective Date (the “Initial Term”) and shall be automatically renewed for two successive one-year terms without the need of any notice or modification, unless (a) terminated by either Party as provided in this Section 10, or (b) one Party gives notice to the other Party of its intent to terminate the Agreement with one hundred eighty (180) days’ notice prior to the end of the then-current term.

10.2 Termination by Either Party. Either Party may terminate this Agreement:

10.2.1   Upon [__________] ([______]) days’ written notice of material breach to the breaching party, which, if such breach is capable of cure, such breach is not cured in such [__________] ([______]) day period; provided, however, that breach by Distributor of the provisions of Section 2 (Distribution Rights), Section 6 (Intellectual Property), or Section 8 (Confidentiality) shall not be capable of cure;

10.2.2   Immediately if the other party ceases to do business, or otherwise terminates its business operations; or

10.2.3   Immediately if the other shall seek protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition, or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed within [__________] ([______]) days).

10.2.4   In the event that the agreement is discontinued or terminated in accordance with the terms of this Agreement, Supplier has the discretion to purchase back any inventory or allow Distributor to continue to sell existing inventory for a period to be agreed upon by the Parties, not to exceed 365 days.

10.3 Termination by Supplier. Supplier may terminate this Agreement upon [__________] ([______]) days’ written notice to Distributor if the Distributor shall fail to promptly secure or renew any license, registration, permit, authorization or approval necessary for the conduct of its business in the manner contemplated by this Agreement, or if any such license, registration, permit, authorization, or approval is revoked or suspended and not reinstated within [__________] ([______]) days or, in the sole determination of Supplier, Distributor is not making diligent efforts to effect such reinstatement.

10.4 No Liability. Neither Party shall incur any liability whatsoever for any damage, loss or expense of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by such Party that complies with the terms of the Agreement whether or not such Party is aware of any such damage, loss or expense.

10.5 Survival. Except to the extent expressly provided to the contrary, the following provisions shall survive the termination of this Agreement: Sections 1, 6.7, 7.2, 8, 9.4, 9.5, 10.4, 10.5, 11 and Attachment C.

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11.	Miscellaneous.

11.1 Liability. Nothing in this Agreement shall be effective to limit or restrict any liability of any Party in respect of (i) death, personal injury, loss or claim resulting from fraud, gross negligence or willful misconduct as otherwise prohibited by law; or (ii) any fraudulent or negligent misrepresentation.

Subject to clauses (i) and (ii) above, the Parties will not be liable to the other for any punitive, incidental, special, indirect or consequential damages, including loss of profits, revenue or income, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

The Parties acknowledge that monetary damages may be inadequate for a breach of this Agreement by any Party. Accordingly, the Parties agree that any other Party may seek the granting of injunctive relief as one of the remedies available to it in respect of any breach by any Party.

11.2 Entire Agreement. This Agreement, together with its Attachments, which by this reference are incorporated herein, contains the entire agreement of the Parties regarding the subject matter hereof and supersedes all prior agreements, understandings and negotiations regarding the same. This Agreement may not be modified or supplemented except by a written instrument signed by the Parties. Furthermore, it is the intention of the Parties that this Agreement shall be controlling over additional or different terms of any Purchase Order or similar Distributor document, even if accepted in writing by the Parties, and waivers and amendments shall be effective only if made by negotiated waiver agreements referencing this Agreement and clearly understood by the Parties to be an amendment or waiver

11.3 Severability. If any provision of this Agreement shall be held illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

11.4 Further Assurances. Each Party hereto agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.5 Use of Party’s Name. Except as provided in this Agreement, or right, express or implied, is granted by this Agreement to either Party to use in any manner the name or trademark of the other.

11.6 Assignment. This Agreement may not be assigned by either Party without the prior consent of the other Party (and any attempt to do so will be void), which consent shall not be unreasonably withheld, condition or delayed. Any attempted or purported assignment or transfer of rights infringe the provisions of this Section and shall be null and void.

11.7 Notices. All notices, consents, or approvals required by this Agreement shall be in writing sent by certified or registered mail, postage prepaid, or through a reputable expedited courier service, to the Parties at the addresses set forth in the preamble of this Agreement or such other addresses as may be designated in writing by the respective Parties. Notice shall be deemed effective on the date of confirmed receipt shown on the return receipt or on the third day following delivery to a reputable courier.

11.8 Relationship of the Parties. All Parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute Supplier and Distributor as partners, agents or joint venturers with respect to this Agreement. Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

11.9 Waiver. The waiver by either Party of a breach of any provisions contained herein shall be in writing and shall in no way be construed as a waiver of any subsequent breach of such provisions or the waiver of the provision itself.

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11.10    Dispute Resolution and Applicable Law. Any dispute regarding this Agreement shall be governed by and construed in accordance with the law of the State of Colorado, without regard to conflict of law principles. Each of the Parties hereby consents to the exclusive jurisdiction of the federal and state courts in Boulder County, Colorado, U.S.A. over any and all disputes arising hereunder. Further each of the Parties hereby expressly and irrevocably waives any claims or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue, forum non-conveniens or any similar basis.

11.11    Captions. Section captions are for convenience only and in no way are to be construed to define, limit or affect the construction or interpretation hereof.

11.12    Force Majeure. A Party shall not be liable for nonperformance or delay in performance (other than obligations regarding payment, confidentiality and Distribution Rights) caused by any event reasonably beyond the control of such Party including, but not limited to, wars, hostilities, revolutions, riots, civil commotion, national emergency, strikes, lockouts, epidemics, fire, flood, earthquake, force of nature, explosion, embargo, or any other Act of God, or any law, proclamation, regulation, ordinance, or other act or order of any court, government or governmental agency.

11.13    Counterparts. This Agreement may be executed in two or more counterparts, in original all of which shall be considered one and the same agreement, and all of which shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

Distributor	Supplier
Phase One Health, LLC	Sonoma Pharmaceuticals, Inc.
By: _____________________________________ Name: __________________________________ Title: ___________________________________	By: /s/ Amy Trombly Name: Amy Trombly Title: Chief Executive Officer
Date: ___________________________________	Date: 3/28/2025

1.	Attachments

Attachment A - Products and Pricing

Attachment B - Supplier’s General Terms and Conditions

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